AMENDMENT NO. 2

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the parties desire to amend the Plan change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer International Diversified Fund	Invesco International Diversified Fund
Invesco Oppenheimer Main Street Mid Cap Fund®	Invesco Main Street Mid Cap Fund®
Invesco Oppenheimer Main Street Small Cap Fund®	Invesco Main Street Small Cap Fund®

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco Active Allocation Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco International Diversified Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Main Street Mid Cap Fund®	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Main Street Small Cap Fund®	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: Conservative Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: High Growth Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: Moderate Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %”